EXHIBIT 10.19

DESIGNATION OF AGENT

(Submit in triplicate)

The undersigned is, on the records of the Bureau of Land Management, Unit Operator under the Paradise Unit Agreement, Nye and Mineral Counties, Nevada, No. NVN-88316X, approved and effective on April14, 2010.

And hereby designates:

Name:	Empire Petroleum Corporation

Address:	8801 S. Yale, Suite 120

Tulsa, Oklahoma 74137-3575

as its agent, with full authority to act on its behalf in complying with the terms of the unit agreement and regulations applicable thereto and on whom the Authorized Officer or his representative may serve written or oral instructions in securing compliance with the Oil and Gas Operating Regulations in the SE/4NE/4, Sec. 11, T. 12N, R. 34E Nye and Mineral Counties, Nevada. Bond coverage will be provided under (Statewide, Nationwide, Lessee) Bond No. NVB000540.

It is understood that this Designation of Agent does not relieve the Unit Operator of responsibility for compliance with the terms of the unit agreement and the Oil and Gas Operating Regulations. It is also understood that this Designation of Agent does not constitute and assignment of any interest under the unit agreement or any lease committed thereto.

In case of default on the part of the designated agent, the Unit Operator will make full and prompt compliance with all regulations, lease terms, or orders of the Secretary of the Interior or his duly authorized representative.

The Unit Operator agrees to promptly notify the Authorized Officer of any change in the designated agent.

This Designation of Agent is deemed to be temporary and in no manner a permanent arrangement. A designated agent may no designate another party as agent.

This designation is given only to enable the agent herein designated to drill the above specified well. It is understood that this Designation of Agent is limited to the field operations performed while drilling and completing the specified well and does not include administrative actions requiring specific authorization of the Unit Operator. This designation in no way will serve as authorization for the agent to conduct field operations for the specified well after it has been completed for production. Unless sooner terminated, this designation shall terminate when there is filed in the appropriate office of the Bureau of Land Management, all reports and a Well Completion Report and Log (Form 3160-4) as required by the approved Application for Permit to Drill for the specified well.

In the event the above specified well is completed as a non-paying unit well, the authority for the designated agent to operate this well shall be established by completion of the Delegation of Authority to Operate Non-paying Unit Well form and submittal of the form to the appropriate office of the Authorized Officer.

June 15, 2010	Cortez Exploration, L.L.C.
Date	Unit Operator

June 15, 2010	/s/ O. F. Duffield
Date	O. F. Duffield, Authorized Officer, Manager